Exhibit 10.4

TRADEMARK LICENSE AND PURCHASE AGREEMENT

This Trademark License and Purchase Agreement (the “License Agreement”) is made effective on the 11th day of May, 2007 (the “Effective Date”), by and between One Seven Props, Inc., a Texas Corporation with its principal place of business located at 102 Swede Creek, Boerne, TX 78006 facsimile no.                          (“Licensor”) and Nascent Wine Company, Inc., a Nevada Corporation with its principal place of business located at 2355-A Paseo de las Americas, San Diego, California 92154, facsimile no. (619) 661-9735 (“Licensee”) (collectively referred to as the “Parties”).

WHEREAS, Licensor is the exclusive owner of all right, title and interest in and to all of the trademarks listed in Exhibit A attached hereto (the “Licensed Marks”);

WHEREAS, the Licensed Marks have achieved widespread recognition and goodwill among members of the general public within the country of Mexico through their use by Pasani S.A. de C.V. (“Pasani”) as a licensee of the Licensed Marks;

WHEREAS, Licensee, Pasani and the shareholders of Pasani are parties to that certain Stock Purchase Agreement dated of even date herewith (the “Purchase Agreement”) under the terms of which Licensee has agreed to purchase all of the outstanding capital stock of Pasani by the delivery of Licensee’s promissory note (the “Note”);

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, it is the desire and intention of the Parties that Licensee purchase the Licensed Marks upon the payment in full, when due, of the Note by Licensee, and that the Licensee have an exclusive license to use the Licensed Marks in connection with the business of Pasani for the period from the Effective Date until the final due date of the Note, according to and subject to the terms and conditions of this License Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the sufficiency of which the parties hereby acknowledge, Licensor and Licensee hereby agree as follows:

I.                                         Grant of License.  Subject to the terms and conditions of this License Agreement, Licensor hereby grants, and Licensee hereby accepts, an exclusive and irrevocable (subject to the terms hereof) right, license and privilege to utilize the Licensed Marks in the United States and Mexico (the “Territory”) and during the Term (as defined herein) (the “License”).

II.                                     Representations and Warranties by Licensor.  Licensor hereby represents and warrants to Licensee the following:

A.                                    Licensor is, and will continue to be during the Term of this License Agreement, the exclusive owner of all right, title and interest in and to the Licensed Marks.

B.                                    As of the Effective Date and during the Term of this Agreement, the Licensed Marks are and will continue to be valid and enforceable in the Territory.

C.                                    Licensor has taken, and will continue to take during the Term of this License Agreement, all steps necessary to protect the Licensed Marks in the Territory including, without limitation, obtaining registration of the Licensed Marks and filing affidavits of use where applicable.

D.                                    Licensor has caused any license agreement to which Pasani is a party for the Licensed Marks to be terminated as of the Effective Date of this License Agreement and taken steps to deregister, if applicable, any such license agreement with the appropriate Mexican and United States authorities.

E.                                      The Licensed Marks do not infringe the intellectual property or other proprietary rights of any third party in the Territory.

F.                                      Licensor is not aware of any past or ongoing infringement of the Licensed Marks by any third party in the Territory.

G.                                    By virtue of the execution of this License Agreement and during the Term of this License Agreement, Licensee shall have the exclusive right to exercise the license to the Licensed Marks granted under this License Agreement, subject to the terms hereof.

H.                                    Licensor has not and will not encumber the Licensed Marks in any way and will not take steps or omit steps that would prevent the Licensed Marks from being assigned to Licensee unencumbered upon Licensee’s purchase of the Licensed Marks pursuant to Section X below.

III.                                 Acknowledgments By Licensee and Licensor.

A.                                    Licensee acknowledges that Licensor has the exclusive title to and ownership of the Licensed Marks, and that no title or ownership of the Licensed Marks is hereby transferred to the Licensee.  It is further understood that all use of the Licensed Marks by Licensee will inure to the benefit of Licensor.

B.                                    Licensee shall not in any manner represent that it or Pasani has any ownership in the Licensed Marks.

C.                                    Licensee acknowledges that trademarks for the Licensed Marks have only been filed in the Territory.

D.                                    Licensor agrees that during the Term of this Agreement, it shall not license the Licensed Marks (or any portion or derivative thereof) to any party other than Licensee for use of any kind anywhere in the world.  Further, during the Term, Licensor agrees not to use the Licensed Marks without Licensee’s written consent.

E.                                      Licensor shall police, prosecute, and maintain the Licensed Marks in a commercially reasonable manner, where applicable.  Licensee shall use commercially reasonable efforts, where applicable, to commercialize the Licensed Marks in connection with the business of Pasani.

IV.                                License Fee.  On the date hereof, Licensee shall pay to Licensor a non-refundable license fee equal to U.S. $2,000,000 (Two Million Dollars) in exchange for the License.

V.                                    Specification and Quality Assurance.  Licensee agrees that all products and services which are offered under the Licensed Marks shall be of the same quality as those provided by Pasani under the Licensed Marks during the six months prior to the Effective Date, and shall be rendered in accordance with such specifications and standards as may be communicated in writing by Licensor to Licensee from time to time but which standards shall be no higher than those in effect with Pasani immediately prior to the Effective Date.  All advertising, promotion and other use of the Licensed Marks will be in good taste and in such manner as will maintain and enhance the value of the Licensed Marks and the reputation for high quality associated with the Licensed Marks.  Licensee agrees to cause to be changed any use of the Licensed Marks or any proposed use of the Licensed Marks of which Licensor does not approve.  Licensee shall comply with all applicable laws and regulations concerning products and services offered under the Licensed Marks, including but not limited to laws relating to notice of ownership, registration and patent marking, where applicable.

VI.                                Term.  This License Agreement shall be effective as of the Effective Date and, unless sooner terminated as provided herein, shall remain in force through May 11, 2008 (the “Term”).

VII.                            Protection of Goodwill and Licensed Marks.  Licensee recognizes that Licensor has significant goodwill associated with the Licensed Marks and that it is critical to Licensor that such goodwill be protected and enhanced.  In order that the valuable goodwill of Licensor shall be maintained, Licensor agrees to register, if required by law and at Licensor’s expense, this License Agreement, or a short form version of the same as mutually agreed to by the parties, with the appropriate Mexican and United States authorities, and Licensee agrees that, during the Term of this License Agreement and thereafter, it shall not:

(a)           attack the title or any rights of Licensor in or to the Licensed Marks;

(b)                                 apply to register or maintain any application or registration of the licensed Marks or any other marks confusingly similar thereto in any jurisdiction;

(c)                                  use the Licensed Marks or any marks or names confusingly similar thereto except as expressly authorized hereunder;

(d)                                 take any action that would tend to destroy or diminish the goodwill of the Licensed Marks;

(e)                                  use any colorable imitation of the Licensed Marks or any variant forms (including variant design forms, logos, colors, or type shapes) of the Licensed Marks not specifically approved by Licensor;

(f)            misuse the Licensed Marks;

(g)                                 use a third trademark in conjunction with Licensed Marks; or

(h)                                 take any action that would bring the Licensed Marks into public disrepute.

VIII.                        Termination.

A.            The License shall immediately terminate upon a material breach by Licensee of any of its obligations under the Note.  In the event of a breach by Licensee of any provision of this License Agreement, Licensor may give Licensee notice in writing of the breach.  Licensee shall have a period of thirty (30) days from the date such notice is received to cure the breach specified therein, and if the breach is not cured within such period or Licensee notifies Licensor of its intention not to cure such breach, then Licensor shall be entitled to terminate this License Agreement as to any one or all of the rights which are subject of such breach and exercise any other rights or remedies it may have hereunder or as otherwise provided by law; provided, however, if the breach is not curable then Licensor shall be entitled to immediately terminate this License Agreement as to any one or all of the Licensed Marks and exercise any other rights or remedies it may have hereunder or as otherwise provided by law upon giving notice in writing of the breach to Licensee.

B.            Upon the expiration or termination of this License Agreement and provided Licensee has not purchased the Licensed Marks pursuant to Section X below, all rights granted to Licensee hereunder shall cease, and Licensee shall refrain from further use of the Licensed Marks or any marks or names confusingly similar to the Licensed Marks.  Following such expiration or termination, Licensee shall promptly deliver to Licensor or destroy all materials bearing the Licensed Marks.  Such termination shall not relieve either party of its obligation to make any payments due or owing to the other party at the time of such termination and shall not impair any accrued right of either party.  In the event of expiration or termination of the License, Licensor shall not be obligated to return any of the license fee to Licensee.

IX.                                Assignability.  Licensee shall have the right to sublicense the use of the Licensed Marks to Pasani within the Territory and during the Term.  Notwithstanding the foregoing, Licensee and Pasani shall not have the right to sublicense, assign or otherwise transfer the License in whole or in part to any party without the prior written consent of Licensor.  Licensee shall remain the primary obligor as Licensee under this License Agreement with no right of subrogation against Pasani in the event Licensee sublicenses any right hereof to Pasani.

X.                                    Purchase and Sale of Licensed Marks.  On the last day of the Term, Licensee shall purchase from Licensor, and Licensor shall sell to Licensee, the Licensed Marks for a purchase price of U.S. $2,500,000 (Two Million Five Hundred Thousand Dollars), payable in cash at closing by bank cashier’s check or by wire transfer.  At such closing, upon receipt in full of such purchase price, Licensor shall execute and deliver to Licensee such documents as are reasonably necessary to transfer and assign the Licensed Marks to Licensee.  Provided, however, in the event that a termination of the License has occurred as the result of any breach by Licensee of any of its obligations hereunder or by virtue of a breach by Licensee of its obligations under the Note, Licensor shall not be obligated to sell the Licensed Marks to Licensee.  Upon the purchase and sale of the Licensed Marks, Licensor shall thereafter have no rights to the Licensed Marks and Licensor shall refrain from any use of the Licensed Marks or any marks or names confusingly similar to the Licensed Marks anywhere in the world and shall deliver to Licensee or destroy all materials bearing the Licensed Marks.

XI.                                Notice.  Any notices required or permitted to be given under this License Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery by a recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested.  In each case, the notice shall be addressed to the party to be notified at its address shown in the preamble of this License Agreement, or at such other address as may be furnished in writing to the notifying party.

XII.                            Severability.  If any term or other provision of this License Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced under any rule of applicable law, or public policy, all other conditions and provisions of this License Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this License Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

XIII.                        Entire Agreement.  This License Agreement constitutes the entire agreement between the Parties with respect to the matters contained herein and supersedes all prior negotiations, understandings and agreements, whether written or oral, between the Parties with respect to the matters contained herein.

XIV.                       Amendments.  This License Agreement shall not be modified or amended except by an instrument in writing signed by both Parties.

XV.                           No Implied Warranties. Neither party makes any warranty or representation to the other except as specifically set forth herein.

XVI.                       Further Documents.  Each party shall, upon request, make, execute and deliver such documents as shall be reasonably necessary to take such action as may be reasonably requested to fully implement and carry out the purposes of the License.

XVII.                   Captions.  The captions contained herein are for convenience and reference only and in no way define, describe, extend, or limit the scope or intent of this License Agreement or the intent of any provisions contained herein.

XVIII.               Parties in Interest.  This License Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted successors, assigns and transferees, and nothing in this License Agreement express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this License Agreement.

XIX.                       Counterparts.  This License Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which shall be deemed one and the same License Agreement.

XX.                           Governing Law.  This License Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties hereto shall be governed by, the laws of the State of Texas without giving effect to its choice of law principles; provided, however, Licensor shall be entitled to enforce the Licensed Marks and seek any remedies for infringement thereof under Mexican law.

IN WITNESS WHEREOF, the undersigned have duly executed this License Agreement.

One Seven Props, Inc. (“Licensor”)		Nascent Wine Company, Inc. (“Licensee”)

By:	/s/ Alejandro Gutiérrez Pederzini	By:	/s/ Sandro Piancone

Name:	Alejandro Gutiérrez Pederzini	Name:	Sandro Piancone

Title:	Chief Executive Officer	Title:	Chief Executive Officer

EXHIBIT A

(Licensed Marks)

Attached hereto.

TRADEMARKS IN MEXICO

Name	Class	File Number	“Folio” Number	Legal Date
Bonet	29	0830843	0011051	Jan. 18, 2007
Bonet	30	0830852	0011060	Jan. 18, 2007
Mitsuki	29	0830853	0011061	Jan. 18, 2007
Mitsuki	30	0830854	0011062	Jan. 18, 2007